Investor Relations:	Media Relations:
Ed Lockwood	Becky Howland, Ph.D.
Sr. Director, Investor Relations	Sr. Director, Corporate Communications
(408) 875-9529	(408) 875-9350
ed.lockwood@kla-tencor.com	becky.howland@kla-tencor.com

KLA-Tencor Declares Regular Cash Dividend for the Second Quarter of Calendar Year 2017
MILPITAS, Calif., May 4, 2017-KLA-Tencor Corporation (NASDAQ: KLAC) today announced that its Board of Directors has declared a quarterly cash dividend of $0.54 per share on its common stock payable on June 1, 2017 to KLA-Tencor stockholders of record as of the close of business on May 15, 2017.
About KLA-Tencor:  KLA-Tencor Corporation, a leading provider of process control and yield management solutions, partners with customers around the world to develop state-of-the-art inspection and metrology technologies. These technologies serve the semiconductor and other related nanoelectronics industries. With a portfolio of industry standard products and a team of world-class engineers and scientists, the company has created superior solutions for its customers for 40 years. Headquartered in Milpitas, Calif., KLA-Tencor has dedicated customer operations and service centers around the world. Additional information may be found at www.kla-tencor.com. (KLAC-F)